Exhibit 5.1

November 4, 2026

American Ventures Acquisition Corp. I

110 Front Street

Suite 300, Jupiter, FL 33477

Re: Class A Common Stock registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to American Ventures Acquisition Corp. I, a Florida corporation (the “Company”), in connection with its filing of the Registration Statement on Form S-1, as amended prior to being declared effective (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission. The Registration Statement relates to an underwritten public offering and sale of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) consisting of (i) 15,000,000 shares of Class A Common Stock (“Firm Shares”) and (ii) up to 2,250,000 additional Shares for which the underwriters have been granted an over-allotment option (the “Option Shares” and, together with the Firm Shares, the “Shares”.)

In connection with this opinion letter, we have examined the Registration Statement and originals or copies certified or otherwise identified to our satisfaction of the Company’s Articles of Incorporation, form of Amended and Restated Articles of Incorporation, and Bylaws, each as attached as an exhibit to the Registration Statement, and such other documents, records and instruments as we have deemed appropriate for purposes of the opinions set forth herein. We have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company, as to questions of fact material to this opinion letter.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when the Registration Statement becomes effective under the Act, the Shares issued and delivered by the Company against receipt of the purchase price or exercise price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed in this opinion letter are limited to applicable statutory provisions of Florida corporate law. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

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